                                                                   Exhibit 21.01

                                 IDT Corporation

                              List of Subsidiaries



IDT America, Corp.
IDT International Corp.
IDT Internet Services, Inc.
Internet Online Services, Inc.
Media Response, Inc.
Net2Phone, Inc.
Rock Enterprises, Inc.
Yovelle Renaissance Corporation
Genie Interactive, Inc.
InterExchange, Inc.
Nuestra Voz Direct Inc.
Union Telecard Alliance, LLC.
225 Old NB Road, Inc.
IDT Europe B.V.
IDT Debit Card Limited
IDT Global Limited